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                            [PHOENIX TECHNOLOGIES LOGO]


         PHOENIX TECHNOLOGIES LTD.


PERSONAL & CONFIDENTIAL
Via e-mail


June 8, 1999


Mr. Albert E. Sisto
1105 Via Roble
Lafayette, CA 94549


Dear Al:

The entire Board of Directors is very excited and enthusiastic about your joining Phoenix Technologies as the President & Chief Executive Officer. Through the course of the selection process, we have developed tremendous confidence in your ability to provide outstanding leadership for Phoenix. We believe you will significantly contribute to the growth and success of the company.

On behalf of the Board, I am very pleased to present the terms of your employment and look forward to working through with you the details of the announcement, planned for June 21, 1999.

The terms of the offer are as follows:

(1)  POSITION
President & Chief Executive Officer. You will be appointed to the Board of Directors at our next board meeting.

(2)  START DATE
We propose a start date as soon as reasonably convenient for you. However, in no case will this date be later than June 21, 1999. The formal announcement of your appointment will be made as soon as you can devote at least 75% of your time to this assignment. This is to occur on June 21, 1999. In no case will full time employment start later than July 5, 1999.

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(3)  SALARY
Your base salary will be $350,000 per year, payable semimonthly at the rate of $ 4,583. The Board of Directors will review your base salary annually according to the Company's established performance review process.

(4)  BONUS
You will be eligible for a performance bonus targeted at 50% of your base salary, with the ability to exceed target bonus based on outstanding performance. You will work with the board in your first 45 days to define and agree on the specific criteria and measurement for fiscal year 1999 bonus objectives. As a way to frame the discussion, objectives could include:
(a) the development of a clear business plan detailing product strategy, market differentiation, sales and distribution strategy, staffing plans and P&L projections; (b) managing the successful release of the next generation product; (c) achieving specific revenue targets; (d) setting and meeting analyst expectations (e) successfully staffing the senior management team;
(f) retaining key executive and technical talent; and, (g) managing and maintaining effective relationships within the employee ranks; (h) successfully staffing the board.

(5)  EQUITY -- OPTION GRANT
You will be granted five hundred thirty thousand (530,000) non-qualified stock options upon your hire date. The option term will be ten (10) years from the date of the grant. These stock options will vest over four years. One hundred thirty-two thousand five hundred (132,500) options will vest on the first anniversary of your hire date. The remaining three hundred ninety-seven thousand five hundred (397,500) shares will vest quarterly from months 13 through 48, in equal quarterly installments. The stock option price will be that price posted for Phoenix Technologies Limited common stock (NASDAQ:PTEC) at the close of business on the date this offer letter is fully executed.

In addition, you will be eligible to receive additional annual option grants at the discretion of the board based on meeting and exceeding annual MBO's.

(6)  ACCELERATED VESTING BASED ON CHANGE-OF-CONTROL
In the event of a "change of control," your vesting schedule will immediately be accelerated to vest 100% of all unvested options. The definition of change-of-control and the actual mechanics of the acceleration will be pursuant to the standard change-of-control agreements that are already in place for key management.

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(7) SALARY CONTINUATION IN THE EVENT OF TERMINATION OF EMPLOYMENT
You will have a two-year employment contract that will be subject to non-solicitation, non-compete and confidentiality provisions.

In the event of termination due to change-of-control of the Company, you will receive, upon execution of appropriate termination and release agreements, severance benefits for up to eighteen months. One year is guaranteed. The remaining six months is available until you engage in full time employment. These benefits are paid monthly.

If you are terminated due to disability at any time, you will continue to receive your base salary compensation until you become eligible for disability compensation under the company disability plan.

If Phoenix terminates you without cause, you will receive, upon execution of appropriate termination and release agreements, severance benefits for up to eighteen months. One year is guaranteed. The remaining six months is available until you engage in full time employment. These benefits are paid monthly.

All severance payments will be subject to execution of appropriate release agreements and continued compliance with covenants related to competition, disclosure and solicitation of employees.

(8) BENEFITS
You will be eligible to participate in all Phoenix benefit plans.

(9) VACATION
You are eligible for four weeks paid vacation per year. In addition, you will be eligible for prorated vacation benefits for fiscal 1999.

(10) FINANCIAL PLANNING & COUNSEL
You are eligible for reimbursement for up to $5,000 annually for tax planning and financial counsel.

(11) PERSONAL LOAN
Phoenix will guarantee a personal loan for up to $300,000 for a period of up to four (4) years from the date of employment.

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This offer letter shall be binding on both parties once fully executed.
Please respond to this offer by returning a signed copy via facsimile to 617-928-9301 no later than June 9, 1999.

Al, we are all excited with the prospect of your joining Phoenix. I personally look forward to being a part of your team as you lead Phoenix into an exciting future that is certain to result in the enhancement of shareholder value and the reaping of tremendous rewards for you and your family.

Sincerely,

/s/ Anthony P. Morris

Mr. Anthony P. Morris
Director
Chairman, Search Committee


CC:     Mr. Charles Federman
        Mr. Ronald Fisher
        Mr. George Huang
        Mr. Jack Kay
        Mr. Anthony Sun







Acceptance: The signing of this letter acknowledges the acceptance of the offer contained herein.


Agreed & accepted:


/s/ Albert E. Sisto                                            6/10/99
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Mr. Albert E. Sisto                                   Date


plus attached email from Jack Kay dated 6/10/99